CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Puritan Trust of our report dated September 14, 2026, relating to the financial statements and financial highlights of Fidelity Low-Priced Stock K6 Fund; of our report dated September 15, 2026, relating to the financial statements and financial highlights of Fidelity Low-Priced Stock Fund, which appear in Fidelity Puritan Trust's Certified Shareholder Report on Form N-CSR for the year ended July 31, 2026. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

September 21, 2026